Exhibit 4

August 6, 2024

The Board of Directors
Cognyte Software Ltd.,
33 Maskit Street, Herzliya Pituach, Israel
Attn:     Mr. Earl Shanks, Chairman of the Board of Directors
Mr. Elad Sharon, Chief Executive Officer
Mr. Liam Eckstein, Legal Director, Securities and Corporate Governance

By email & courier

Re: 2024 General Meeting of Cognyte Software Ltd.

The undersigned (collectively “VB Group” or “we” or the “Proposing Shareholder”) are collectively the beneficial owners, as of the date hereof, of 6,706,674 ordinary shares (“Ordinary Shares” or “Shares”) of Cognyte Software Ltd. (the “Company” or “"Cognyte”), representing approximately 9.33%, making VB Group the Company's largest current shareholder.1

A confirmation of VB Group’s ownership of the Shares is attached hereto as Appendix A. The name, address, telephone number, fax number and email address of each member of VB Group (and, if an entity, the name(s) of the person(s) that control or manage such entity) is attached hereto as Appendix B.

The Proposed Resolutions

Pursuant to Section 66(b) of the Israeli Companies Law, 5759-1999 (the “Companies Law”) and pursuant to Articles 25 and 39(e) of the Company’s Articles of Association (the “Articles”), we hereby request that the Company amend the proxy statement it published on July 30, 2024 (the “Proxy Statement”) to include on the agenda of the Annual General Meeting to be held on September 4, 2024 (the “AGM”) the following additional items (the “Proposed Resolutions”), which are formally detailed in Appendix C attached hereto:

•	Election of Mr. Tal Yaacobi as a Class III director (the “Director Nominee” or “Mr. Yaacobi”); and

•
Approval of the entry into indemnification and exculpation agreements with, and providing liability insurance coverage and compensation to, the Director Nominee as provided to the current directors of the Company.

1 A breakdown of VB Group's holdings is provided in Item 5 of the Schedule 13D filed by VB Group on June 26, 2024: https://www.sec.gov/Archives/edgar/data/1992355/000117891324002081/0001178913-24-002081-index.htm.

Background

Mr. Yaacobi’s qualifications

Mr. Yaacobi is an Israeli citizen and resident whose principal occupation is CEO and Managing Partner at Value Base Fund Limited Partnership2 ("VBF" or the "Fund")3, a private equity (PE) fund specializing in investments in public companies.4

Tal is a Certified Public Accountant with extensive professional knowledge and experience in various management roles and board memberships in private and public companies. His value-enhancing expertise spans business development, investment evaluation, managing mergers and acquisitions processes, budgeting international businesses and corporate governance, as well as accounting, taxation and finance.

Over the years, Tal has held various management positions, including strategic consultant at McKinsey & Company (New York), Partner and Vice President in Shamrock Israel Growth Fund (PE), and for the past year and a half, Managing Partner at VBF. In these roles, Tal gained substantial experience in enhancing company value by working as a director with company management to formulate and implement diverse business strategies.

Tal has an in-depth understanding of capital markets and how to optimize interactions with shareholders and potential investors, particularly in Israel. We believe that his knowledge and experience will assist the Company's board and management in increasing transparency with shareholders and developing professional outputs and information to enhance the Company's exposure and business potential in the capital markets. These efforts will include strengthening relationships with the Company's existing shareholders, including institutional investors in Israel, and making the Company more attractive to potential investors both domestically and abroad, while safeguarding the Company's business interests.

It should be emphasized that Tal's familiarity with the Israeli capital markets does not impair his ability to assist management in dealing with investors in the U.S. However, improving the Company’s relationship with shareholders and investors in Israel is of particular importance, since Cognyte is considered a relatively large Israeli software company in terms of sales (at its current valuation, it would be considered one of the largest 90 companies on the Tel Aviv Stock Exchange). With proper direction, we believe the Company could attract significant additional investments from many Israeli investors, including institutional investors, which could contribute to increasing trading volumes and enhancing shareholder value.

2 For more details with respect to Mr. Yaacobi and other VB Group members, see Item 2 of the Schedule 13D filed by VB Group on June 26, 2024: https://www.sec.gov/Archives/edgar/data/1992355/000117891324002081/0001178913-24-002081-index.htm.
3 Mr. Yaacobi also serves as the CEO of Value Base Fund GP Ltd. and Value Base Fund Management Ltd., the general partner and management company of VBF, respectively.
4 The Fund has a broad professional infrastructure that allows Mr. Yaacobi, who serves as its CEO, to provide significant added value and assist in enhancing the value of portfolio companies. The infrastructure at Mr. Yaacobi's disposal includes accountants, lawyers, finance professionals, and analysts, all of whom excel in their fields and have many years of experience in strategic and financial support with a special focus on capital markets. The Fund's investment committee comprises senior managers in the Israeli capital market, each with over 30 years of diverse professional experience in investments, enhancing the value of public companies, as well as holding senior management positions and serving on the boards of public and private companies. The Fund's advisory board includes Professor Jacob Frenkel (former Governor of the Bank of Israel) and Professor Ido Aharoni (former Consul General of Israel in New York). The Fund and Mr. Yaacobi have rich experience in supporting public companies in dealings with investment managers and analysts (both buy-side and sell-side), preparing presentations and valuation models for companies that allow an overview of the Company's business potential and value enhancement, managing M&A processes and leading companies towards mergers and collaborations with entities relevant to their industries.

Furthermore, Tal also has vast experience in analyzing financial statements, including various and complex accounting issues in multi-national companies. His professional training as an accountant, alongside his extensive economic education and experience, including his MBA from Cornell University (with distinction), equip him with the tools and skills necessary to make significant contributions to the Company's Board and committee work in these areas.

In addition, Tal has extensive familiarity and a deep understanding of Cognyte's business model and activities, based on a deep analysis of the public information available about the Company and its business environment, conducted by him both before and during the VB Group's investment in the Company.

We believe following review of the list of skills and experience published in the Proxy Statement that, given his education and professional experience, Tal would bring significant added value to the Board based on the attributes highlighted by the Company for Board members.

In light of the above, we are convinced that Mr. Yaacobi will add substantial professional value to the Company's Board, assist in formulating and promoting its strategic plans, increasing transparency and strengthening relationships with shareholders and potential investors, all of which will contribute to accelerating the Company's growth, enhancing its value and maximizing value for shareholders.

Supporting Materials

In addition, and without derogating from any claim with respect the validity of the provisions of Sections 25 and 39(e) of the Articles, we hereby providing the following supporting documentation:

Appendix D - declarations and consents of Mr. Yaacobi required under the Companies Law and otherwise;

Appendix E - director’s questionnaires pertaining to Mr. Yaacobi’s qualifications and information with respect to the U.S. federal securities laws and Nasdaq corporate governance requirements;

Appendix F - a description of all arrangements or understandings between VB Group and any other person in connection with the matter that is requested to be included on the agenda;

Appendix G - a declaration signed by members of VB Group regarding whether any of them has a personal interest in the Proposed Resolutions and, if so, a description in reasonable detail of such personal interest;

Appendix H - a declaration that no Derivative Transactions (as defined in the Articles) have been entered into by any member of VB Group during the previous twelve (12) month period; and

Appendix I - a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the VB Group or any of its affiliates and Mr. Yaacobi.

We hereby declare that all of the information that is required, under the Companies Law and any other applicable law or stock exchange rule and regulation, to be provided to the Company in connection with such matter, has been provided to the Company. If the Company believes there are any missing details or documents which are required under the Companies Law, Articles or otherwise, the Company is requested to make such request to us as soon as possible.

Our address for receipt of notices is:

23 Yehuda Halevi St.
Tel-Aviv 6513601, Israel
Telephone: +972-3-622-3381
Fax: +972-3-6223387
Attention: Ido Nouberger, Tal Yaacobi and Tsahy Alon

With a copy (which shall not constitute notice) to:

Herzog Fox Neeman
Herzog Tower
6 Yitzhak Sade Street
Tel Aviv 6777506
Attention: Nir Dash and Ron Ben-Menachem

Please let us know if you have any questions or if any further information is required.

Sincerely,

Value Base Ltd.

/s/ Victor Shamrich /s/ Ido Nouberger
By: Victor Shamrich, Chairman; Ido Nouberger, CEO and Director

Value Base Fund Limited Partnership

/s/ Victor Shamrich /s/ Ido Nouberger
By: Value Base Fund Management Ltd.
Victor Shamrich, Director; Ido Nouberger, Director

Harmony Base Fund Limited Partnership

/s/ Victor Shamrich /s/ Ido Nouberger
By: Value Base Hedge Fund Ltd.
Victor Shamrich, Director; Ido Nouberger, Director

Ido Nouberger

/s/ Ido Nouberger

Victor Shamrich

/s/ Victor Shamrich

Tal Yaacobi

/s/ Tal Yaacobi

APPENDIX A

CONFIRMATION OF OWNERSHIP OF THE SHARES
[omitted]

APPENDIX B

CERTAIN INFORMATION RE EACH PROPOSING SHAREHOLDER
[omitted]

APPENDIX C

PROPOSED RESOLUTIONS

PROPOSAL 1

TO APPROVE THAT MR. TAL YAACOBI BE ELECTED AS A CLASS III
DIRECTOR, TO SERVE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD DURING THE FISCAL YEAR ENDING ON JANUARY 31, 2028

It is proposed that the following resolution be adopted at the AGM:

“RESOLVED, to approve that Mr. Tal Yaacobi be elected as a Class III director, to serve until the annual meeting of shareholders to be held during the fiscal year ending on January 31, 2028, and until his successor has been duly elected and qualified, or until his office is vacated in accordance with the Company’s Articles of Association or the Companies Law.”

Reasoning for Proposal:

Mr. Yaacobi’s qualifications

Mr. Yaacobi is an Israeli citizen and resident whose principal occupation is CEO and Managing Partner at Value Base Fund Limited Partnership5 ("VBF" or the "Fund")6, a private equity (PE) fund specializing in investments in public companies.7

Tal is a Certified Public Accountant with extensive professional knowledge and experience in various management roles and board memberships in private and public companies. His value-enhancing expertise spans business development, investment evaluation, managing mergers and acquisitions processes, budgeting international businesses and corporate governance, as well as accounting, taxation and finance.

Over the years, Tal has held various management positions, including strategic consultant at McKinsey & Company (New York), Partner and Vice President in Shamrock Israel Growth Fund (PE), and for the past year and a half, Managing Partner at VBF. In these roles, Tal gained substantial experience in enhancing company value by working with company management to formulate and implement diverse business strategies.

5 For more details with respect to Mr. Yaacobi and other VB Group members, see Item 2 of the Schedule 13D filed by VB Group on June 26, 2024: https://www.sec.gov/Archives/edgar/data/1992355/000117891324002081/0001178913-24-002081-index.htm.
6 Mr. Yaacobi also serves as the CEO of Value Base Fund GP Ltd. and Value Base Fund Management Ltd., the general partner and management company of VBF, respectively.
7 The Fund has a broad professional infrastructure that allows Mr. Yaacobi, who serves as its CEO, to provide significant added value and assist in enhancing the value of portfolio companies. The infrastructure at Mr. Yaacobi's disposal includes accountants, lawyers, finance professionals, and analysts, all of whom excel in their fields and have many years of experience in strategic and financial support with a special focus on capital markets. The Fund's investment committee comprises senior managers in the Israeli capital market, each with over 30 years of diverse professional experience in investments, enhancing the value of public companies, as well as holding senior management positions and serving on the boards of public and private companies. The Fund's advisory board includes Professor Jacob Frenkel (former Governor of the Bank of Israel) and Professor Ido Aharoni (former Consul General of Israel in New York). The Fund and Mr. Yaacobi have rich experience in supporting public companies in dealings with investment managers and analysts (both buy-side and sell-side), preparing presentations and valuation models for companies that allow an overview of the Company's business potential and value enhancement, managing M&A processes, and leading companies towards mergers and collaborations with entities relevant to their industries.

Tal has an in-depth understanding of capital markets and how to optimize interactions with shareholders and potential investors, particularly in Israel. We believe that his knowledge and experience will assist the Company's board and management in increasing transparency with shareholders and developing professional outputs and information to enhance the Company's exposure and business potential in the capital markets. These efforts will include strengthening relationships with the Company's existing shareholders, including institutional investors in Israel, and making the Company more attractive to potential investors both domestically and abroad, while safeguarding the Company's business interests.

It should be emphasized that Tal's familiarity with the Israeli capital markets does not impair his ability to assist management in dealing with investors in the U.S. However, improving the Company’s relationship with shareholders and investors in Israel is of particular importance, since Cognyte is considered a relatively large Israeli software company in terms of sales (at its current valuation, it would be considered one of the largest 90 companies on the Tel Aviv Stock Exchange). With proper direction, we believe the Company could attract significant additional investments from many Israeli investors, including institutional investors, which could contribute to increasing trading volumes and enhancing shareholder value.

Furthermore, Tal also has vast experience in analyzing financial statements, including various and complex accounting issues in multi-national companies. His professional training as an accountant, alongside his extensive economic education and experience, including his MBA from Cornell University (with distinction), equip him with the tools and skills necessary to make significant contributions to the Company's Board and committee work in these areas.

In addition, Tal has extensive familiarity and a deep understanding of Cognyte's business model and activities, based on a deep analysis of the public information available about the Company and its business environment, conducted by him both before and during the VB Group's investment in the Company.

We believe following review of the list of skills and experience published by the Company in the proxy statement published by the company on July 30, 2024 (the "Proxy Statement") that, given his education and professional experience, Tal would bring significant added value to the Board based on the attributes highlighted by the Company for Board members.

In light of the above, we are convinced that Mr. Yaacobi will add substantial professional value to the Company's Board, assist in formulating and promoting its strategic plans, increasing transparency and strengthening relationships with shareholders and potential investors, all of which will contribute to accelerating the Company's growth, enhancing its value and maximizing value for shareholders.

PROPOSAL 2

TO APPROVE ENTRY INTO INDEMNIFICATION AND EXCULPATION
AGREEMENTS AND PROVIDE LIABILITY INSURANCE COVERAGE AND
COMPENSATION TO THE DIRECTOR NOMINEE

It is proposed that the following resolution be adopted at the AGM:

“RESOLVED, to approve the entry into an indemnification and exculpation agreement and provide liability insurance coverage and compensation to the Director Nominee as provided to other directors of the Company from time to time.”

APPENDIX D

DECLARATIONS AND CONSENTS OF MR. YAACOBI REQUIRED UNDER
THE COMPANIES LAW AND OTHERWISE
[omitted]

APPENDIX E

DIRECTOR’S QUESTIONNAIRES PERTAINING TO MR. YAACOBI’S
QUALIFICATIONS AND INFORMATION WITH RESPECT TO THE U.S.
FEDERAL SECURITIES LAWS AND NASDAQ CORPORATE GOVERNANCE
REQUIREMENTS
[omitted]

APPENDIX F

 A DESCRIPTION OF ALL ARRANGEMENTS OR UNDERSTANDINGS
BETWEEN VB GROUP AND ANY OTHER PERSON IN CONNECTION WITH
THE MATTER THAT IS REQUESTED TO BE INCLUDED ON THE AGENDA
[omitted]

APPENDIX G

A DECLARATION SIGNED BY MEMBERS OF VB GROUP REGARDING
WHETHER ANY OF THEM HAS A PERSONAL INTEREST IN THE MATTER
PROPOSED TO BE ADDED TO THE AGENDA OF THE AGM AND, IF SO,
A DESCRIPTION IN REASONABLE DETAIL OF SUCH PERSONAL INTEREST;
[omitted]

APPENDIX H

A DECLARATION THAT NO DERIVATIVE TRANSACTIONS (AS DEFINED IN
THE ARTICLES) HAVE BEEN ENTERED INTO BY ANY MEMBER OF VB
GROUP DURING THE PREVIOUS TWELVE (12) MONTH PERIOD
[omitted]

APPENDIX I

A DESCRIPTION OF ALL ARRANGEMENTS, RELATIONS OR
UNDERSTANDINGS DURING THE PAST THREE (3) YEARS, AND ANY
OTHER MATERIAL RELATIONSHIPS, BETWEEN THE VB GROUP OR ANY
OF ITS AFFILIATES AND MR. YAACOBI
[omitted]